Exhibit 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made this 1st day of May, 2017 (the “Effective Date”), by and between Arkados Group, Inc. (“Buyer”), a Delaware corporation, with an address of 211 Warren Street, Suite 320, Newark, NJ 07103, and SolBright Renewable Energy, LLC (“Seller”), a South Carolina limited liability company, with an address of 701 East Bay Street, Suite 302, Charleston, SC 29403.

WHEREAS, Seller desires to sell, and Buyer desires to purchase, on the terms and subject to the conditions in this Agreement, certain of the Seller’s assets, tangible and intangible, required for operating the Seller’s solar engineering, procurement and construction businesses (the “Business”), in exchange for the consideration set forth herein. The transaction referred to in this Agreement shall hereinafter be the “Acquisition”. Certain defined terms used in this Agreement shall have the meanings ascribed to them in Schedule 1.1.

NOW, THEREFORE, in consideration of the foregoing and of the respective promises, representations, warranties and covenants herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Purchase of the Assets by the Buyer; Assumption of Liabilities.

1.1         Agreement to Sell. At the Closing, effective at 12:01 AM on the Closing Date, the Seller shall sell, grant, convey, transfer, assign and deliver to the Buyer, upon the terms and subject to the conditions of this Agreement, free and clear of all Encumbrances, other than Permitted Encumbrances, all of the Seller’s right, title and interest in, to and under the following assets (the “Assets”) used in the operation of the Business:

(a)          The projects listed on Schedule 1.1(a) (the “Seller Projects”).

(b)          All content, including articles, used or previously used in the Business listed in Schedule 1.1(b).

(c)          Certain Intellectual Property used in the Business listed on Schedule 1.1(c).

(d)          All hardware and software owned by Seller or which are leased by the Seller and utilized in the Business, as listed on Schedule 1.1(d) hereto (such hardware and software leased by the Seller being the “Business Leases” and, together with the hardware and software owned by the Seller being the “Business Rights”).

(e)          The equipment relating to the Business listed on Schedule 1.1(e) (the “Equipment”).

(f)          All authorizations and Permits issued by any regulatory authority or agency required for the conduct of the Business as currently conducted or for the ownership of the Assets (collectively, the “Licenses”), as listed on Schedule 1.1(f).

(g)          All IP addresses used in the Business, as listed on Schedule 1.1(g).

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(h)          All of the Seller’s right, title and interest to the Transferred Contracts listed on Schedule 1.1(h).

(i)           The net cash balance set forth on Schedule 1.1(i), but only in the event the net cash balance in the total line of the “Net Cash In/(Out)” column is a positive amount;

(j)           All prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes), except to the extent related to any of the Excluded Assets;

(k)          All rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise, except to the extent related to any of the Excluded Assets.

(l)           All of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Assets.

(m)         All insurance benefits, including rights and proceeds, arising from or relating to the Business, the Assets or the Assumed Liabilities, except to the extent related to any of the Excluded Assets.

(n)          All (i) lists, records and other information of the Seller pertaining to suppliers and customers of the Business, (ii) lists, records and other information of the Seller pertaining to accounts, personnel and referral sources related to the Business, (iii) all drawings, plats, specifications, reports, studies, plans, books, ledgers, files, documents, manuals, correspondence, business and accounting records of every kind (including all financial, business and marketing plans) and other materials of, or maintained for, the Business, (iv) advertising, marketing and promotional materials related to the Business, and (v) all other printed or written materials, in each case owned by the Seller, in any form or medium, related to the Business (the “Acquired Records”).

(o)          All rights and goodwill in and to the Seller Names and the Assigned Rights.

1.2          Agreement to Purchase. At the Closing, effective at the Effective Time, the Buyer shall purchase from the Seller, upon the terms and subject to the conditions of this Agreement and in reliance upon the representations and warranties of the Seller in this Agreement and the Schedules attached hereto, the Assets to be acquired and, as consideration therefor, shall pay to the Seller the Purchase Price for the Assets as set forth in Section 2.1.

1.3          Excluded Assets. Nothing contained herein to the contrary shall, or shall be deemed to, transfer to Buyer any assets or properties of the Seller other than those Assets referenced in Section 1.1, and the Seller hereby retains all right, title and interest to, in and under all such assets and properties not referenced in Section 1.1 (collectively, the “Excluded Assets”), including without limitation: (a) the assets, properties and rights specifically set forth in Schedule 1.3(a); (b) any payments received or to be received with respect to the Business in connection with the excluded projects set forth on Schedule 1.3(b) (the “Excluded Projects”); (c) the accounts receivable relating to the Excluded Projects as of the Closing Date; (d) any insurance policies; (e) any pension, profit-sharing or cash or deferred (Section 401(k)) plans and trusts and assets thereof, and any other Employee Benefit Plan or arrangement of Seller; (f) any interest in and to any refunds of federal, state and local franchise, income and other Taxes of Seller for periods prior to the Effective Time; (g) any minute books and stock (or its equivalent) record books; (h) any employment identification numbers, local licensing numbers, and state tax identification numbers; (i) any cash and debts due and owing to Seller, including without limitation, the Buyer Note; (j) the right of Seller to claims for refunds of Taxes and other governmental charges, security deposits, bonds and similar assets of whatever nature, (but only to the extent such Taxes and other governmental charges relate to Taxes or other governmental charges that were paid by Seller prior to or on the Closing Date); (k) the Seller’s rights under this Agreement and any documents delivered in connection with this Agreement; (l) the Seller’s subsidiaries, including without limitation Brandywick, LLC and its assets, (m) the solar assets previously installed by Seller at the Church of the Holy Cross on Sullivans Island, South Carolina, and (n) the Buyer Note and any proceeds thereof.

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Buyer acknowledges that Seller is retaining certain Excluded Projects as referenced above, which projects are nearing completion. In order to assist Seller with the activities necessary to complete and close-out such projects, Buyer hereby agrees that Seller is entitled to utilize, pursuant to a Consulting Agreement to be entered into between Buyer and Seller in the form attached hereto as Exhibit 1.3, certain of the Assets referenced in Section 1.1(c), (d), (e), (f), (h), (n) and (o) for a limited period of time, not to exceed ninety (90) days after the Closing Date as necessary for the completion and close-out of such projects, which period of time may be extended by the mutual agreement of the parties.

1.4          Fees Received by Seller; Billing Information. All fees for services rendered by Buyer on or after the Effective Time received by Seller after the Effective Time shall be paid directly to Buyer no later than fifteen (15) business days after receipt of such funds along with an itemized listing of the source of such funds and to what the funds relate (if known). All fees for services rendered by Seller related to the Excluded Projects received by Buyer shall be paid directly to Seller by Buyer no later than fifteen (15) business days after receipt of such funds, along with an itemization listing of the source of such funds and to what the funds related (if known). Seller shall deliver to Buyer complete copies of all billing information relating to the Assets at the Closing.

1.5          Limited Assumption of Liabilities. Buyer, pursuant to this Agreement, on the terms and subject to the conditions set forth herein, hereby agrees to assume, pay, perform and discharge when due the following liabilities of the Seller (collectively, the “Assumed Liabilities”): (a) all Liabilities of the Seller arising out of related to or in connection with the ownership, operation, utilization or maintenance of the Assets to the extent that such Liabilities relate to and arise from and after the Effective Time, (b) all Liabilities of Seller under the Contracts to the extent that such Liabilities relate to and arise from and after the Effective Time and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller prior to the Closing, and (c) Liabilities for the expenses and payables listed on Schedule 1.5(c) to the extent such payables were incurred in the ordinary course of business. Except for the Assumed Liabilities, Buyer shall not be deemed to have assumed any liability, debt, obligation, or responsibility of Seller, whether fixed or contingent, whether known or unknown. All of the Liabilities of Seller other than the Assumed Liabilities shall be retained by Seller, which shall remain solely responsible therefor. As of the Effective Time, Buyer shall assume and be solely responsible for the Assumed Liabilities as set forth above.

1.6          Excluded Liabilities. Notwithstanding the provisions of Section 1.5 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a)          any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of accountants, consultants, advisers and others; provided, however, it is understood and agreed that in connection with the Closing, Buyer shall pay to Seller the fees and expenses of Seller’s counsel in connection with the Acquisition not to exceed seventy-five thousand dollars ($75,000);

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(b)          any Liability for (i) Taxes of Seller (or any stockholder or Affiliate of Seller) or relating to the Business, the Assets or the Assumed Liabilities for any period prior to the Closing; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 14.3; or (iii) other Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c)          any Liabilities relating to or arising out of the Excluded Assets;

(d)          any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Assets to the extent such Action relates to such operation prior to the Closing;

(e)          any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller;

(f)          any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller;

(g)         any Liabilities of Seller arising under or in connection with any Employee Benefit Plan providing benefits to any present or former employee of Seller;

(h)         any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(i)          any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing prior to the Closing to the extent arising out of any actions or omissions of Seller;

(j)          except to the extent listed on Schedule 1.5(c), any trade accounts payable of Seller;

(k)          any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that are not validly and effectively assigned to Buyer pursuant to this Agreement;

(l)          any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 10.3 as Seller Indemnitees;

(m)        any Liabilities under any Transferred Contracts (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; or (ii) to the extent such Liabilities arise out of or relate to any action or omission by Seller of such Transferred Contracts prior to Closing;

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(n)         any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions; and

(o)         any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order.

2.	Purchase Price.

2.1         Amount of Purchase Price. The total purchase price to be paid by Buyer to Seller for the Assets shall consist of (i) cash in the amount of three million dollars ($3,000,000) (the “Cash Consideration”), (ii) the Buyer Note, (iii) the Buyer Stock Consideration, (iv) the Buyer Preferred Stock Note, (v) the Assumed Liabilities and (vi) the Cash Adjustment as determined in accordance with Section 2.6, if applicable (collectively, the “Purchase Price”). The Purchase Price shall be payable to Seller as set forth in this Section 2.

2.2          Payment of Purchase Price.

(a)         Subject to the terms and conditions of this Agreement, at the Closing, Buyer will deliver to Seller the Cash Consideration and, if applicable, the Cash Adjustment.

(b)         Subject to the terms and conditions of this Agreement, at the Closing, Buyer will deliver to Seller the Buyer Note.

(c)          Subject to the terms and conditions of this Agreement, at the Closing, Buyer will deliver to Seller the Buyer Stock Consideration.

(d)          Subject to the terms and conditions of this Agreement, at the Closing, Buyer will deliver to Seller the Buyer Preferred Stock Note.

(e)          Subject to the terms and conditions of this Agreement, at the Closing, Buyer will agree to be responsible for and satisfy the Assumed Liabilities.

2.3         Allocation of Purchase Price. The Purchase Price (plus other relevant items) shall be allocated among the Assets according to an allocation to be mutually agreed upon by the parties as set forth in Schedule 2.3.

2.4         Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer is required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

2.5         Third Party Consents. To the extent that Seller’s rights under any Transferred Contract or Permit constituting an Asset, or any other Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained prior to Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. With respect to the Required Consents, in the event any such Required Consent is not obtained and delivered to Buyer by the date noted on Schedule 8.3 for such Required Consent, and in the event the failure to obtain such consent will have a material negative impact on the Buyer’s net profit realized related to the Business, then the parties shall in good faith negotiate an adjustment to the Purchase Price to compensate the Buyer for such loss of net profit, and shall document such mutual agreement through an amendment to this Agreement; provided, however, in the event the Seller obtains such Required Consent at any time, then such negotiations of an adjustment to the Purchase Price shall cease. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Applicable Law and the Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Applicable Law and the Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.4 to the contrary, Buyer shall not be deemed to have waived its rights under Section 8.3 hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement by proceeding with the Closing.

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2.6       Net Cash Balance. In the event the net cash balance reflected in the total line of the “Net Cash In/(Out)” column on Schedule 1.1(i), is a negative amount, Buyer shall pay to Seller at Closing such amount, but for purposes of this Section 2.6 such amount shall be expressed as a positive number and reflected as an increase in the Purchase Price. The amount to be so paid pursuant to this Section 2.6 shall be referred to herein as the “Cash Adjustment.”

3.	The Closing; Transfer Procedures.

3.1         Closing.

(a)          Subject to the terms and conditions of this Agreement, the Closing shall take place via electronic exchange of executed final documents the next business day after the conditions to closing in Section 8 and Section 9 of this Agreement have been satisfied or such other date as mutually agreed by the parties (the “Closing Date”). The Closing under this Agreement is expressly contingent upon satisfaction or waiver, before Closing, of the conditions set forth in Sections 8 and 9 of this Agreement and the satisfaction of the delivery requirements under Sections 3.2 and 3.3 hereof. Time is of the essence for all obligations of all parties under this Agreement.

(b)          Effective immediately upon the Closing, the Seller shall cease using Seller Names as or as part of any trademark (including its corporate name) or in any other manner and shall make all filings necessary to effect such changes.

(c)          Within five (5) days after the Closing Date, the Seller shall file a certificate to change its corporate name to a corporate name which does not include, has no references to, and is not a confusingly similar derivative or variation of the Seller Names, and make all other filings necessary to effect such name change, and as promptly as practical thereafter (but in no event more than fifteen (15) days thereafter), withdraw all fictitious name filings and/or “doing business as” filings that include or contain a reference to the Seller Names. In each case, the Seller shall provide a copy of the evidence of name change or withdrawal to the Buyer promptly upon the Seller’s receipt of such evidence.

(d)          Following the Closing the Seller shall, and shall cause each of its Affiliates to, take all actions reasonably requested by the Buyer to clarify and confirm that the Seller and its Affiliates are not affiliated with the Buyer and its Affiliates, including an inclusion on its Internet website a statement of reasonable prominence acceptable to the Buyer to the effect that the Seller is not affiliated with the Buyer and its Affiliates and a hyperlink to an Internet domain name of the Buyer provided by the Buyer.

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3.2         Seller Deliveries. At the Closing, the Seller shall deliver to the Buyer the following:

(a)          Bill of Sale and Documents of Title. A duly executed Bill of Sale in the form attached hereto as Exhibit 3.2(a), and all other instruments of sale, assignment and transfer as are reasonably necessary or appropriate to sell, assign and transfer to the Buyer (and to vest in the Buyer) all of Seller’s right, title and interest in and to the Assets, in recordable form, where appropriate, in form and substance reasonably acceptable to the Buyer and the Seller.

(b)          An Assignment and Assumption Agreement attached hereto as Exhibit 3.2(b), duly executed by the Seller, assigning to Buyer all rights and obligations of Seller and its Affiliates in and to all of the Assumed Liabilities and Transferred Contracts, exclusive of any Excluded Liabilities.

(c)          Copies of executed estoppel certificates or assignments for Transferred Contracts and payables which require such assignment.

(d)          An assignment of all Assigned Rights and rights and goodwill in the Seller Names in the form attached hereto as Exhibit 3.2(d), duly executed by the Seller.

(e)          Copies of the written consents of third parties as listed on Schedule 3.2(e) (the “Required Consents”).

(f)          All necessary releases of liens and Uniform Commercial Code termination statements in forms reasonably acceptable to the Buyer’s counsel so that the Seller’s title to the Assets is free and clear of all Encumbrances other than Permitted Encumbrances.

(g)          A certificate of good standing with respect to the Seller issued by the Secretary of State of South Carolina as of a date not more than five (5) days prior to the Closing Date.

(h)          A copy of the written consent or resolutions of the Seller’s board of directors or managers and the written consent of the Seller’s members, certified by the Secretary of the Seller as having been duly and validly adopted and being in full force and effect, authorizing the execution and delivery of this Agreement and the other Transaction Documents to which the Seller is a party and the performance by the Seller of its obligations hereunder and thereunder.

(i)          The Acquired Records, including keys, locks combination codes, contact information and other information which would be required to access the Business Rights.

(j)          Employment agreements for Key Employees, including Patrick Hassell, in the form of Exhibit 3.2(j) annexed hereto and such non-competition, non-disclosure and non-solicitation agreements, as reasonably required by Buyer, each duly executed by the Key Employees.

(k)          Assignments, in the form annexed hereto as Exhibit 3.2(k) reasonably acceptable to Buyer and Seller and, if applicable, as required by any Governmental Authority with which Seller’s or any of its Affiliates’ rights to any Intellectual Property to be assigned to Buyer have been filed, assigning to Buyer such Intellectual Property.

(l)          The Consulting Agreement, duly executed by the Buyer and Seller.

(m)        Copies of invoices or confirmation of amounts due to vendors as shown on Schedule 1.5(c) as Assumed Liabilities.

(n)         A duly executed certification that Seller is not a foreign Person within the meaning set forth in Treasury Regulation Section 1.1445-2(b)(2)(iii)(A); it being understood that notwithstanding anything to the contrary contained herein, if Seller fails to provide Buyer with such certification, Buyer shall be entitled to withhold the requisite amount from the Purchase Price in accordance with Section 1445 of the Code and the applicable Treasury Regulations.

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(o)          Such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

3.3         Buyer Deliveries. At the Closing, the Buyer shall deliver, or shall cause to be delivered, to the Seller as indicated below, the following:

(a)          The Cash Consideration and, if applicable, the Cash Adjustment, plus an amount as payment for Seller’s legal fees and expenses of the transaction.

(b)          Reserved.

(c)          Stock certificates representing the Buyer Stock Consideration.

(d)          An Assignment and Assumption Agreement attached hereto as Exhibit 3.2(b), duly executed by the Buyer, pursuant to which the Buyer shall assume all of the Assumed Liabilities.

(e)          The Buyer Note and the Buyer Preferred Stock Note, each duly executed by Buyer.

(f)           Release instructions for the payment of amounts to vendors for the Assumed Liabilities;

(g)          The Consulting Agreement, duly executed by the Buyer and Seller.

(h)          Copies of all documents entered into with the Person providing the financing for the Buyer which is necessary for the Buyer to consummate the Acquisition.

(i)           A certificate of good standing with respect to the Buyer issued by the Secretary of State of Delaware as of a date not more than five (5) days prior to the Closing Date.

(j)           A copy of the resolutions of the Buyer’s Board of Directors, certified by the Secretary of the Buyer as having been duly and validly adopted and being in full force and affect, authorizing the execution and delivery of (i) this Agreement, and (ii) the other Transaction Documents to which the Buyer is a party and authorizing the performance by the Buyer of its obligations hereunder and thereunder, and certification from the Secretary of the Buyer as to whether any additional corporate approvals of any nature are necessary for the closing of any of the terms of the Acquisition.

4.	Representations and Warranties Regarding Seller and the Assets.

Seller hereby represents and warrants to Buyer as follows, and Buyer, in agreeing to consummate the transactions contemplated by this Agreement, has relied upon such representations and warranties:

4.1         Incorporation; Authority. Seller (i) is a duly organized and validly existing limited liability company in good standing under the laws of the State of South Carolina and is duly qualified as a foreign limited liability company in any other jurisdiction in which they do business; and (ii) has all requisite power and authority to own, lease and operate its property and to carry on its business as presently conducted and to execute, deliver and perform its obligations under this Agreement and each other Transaction Document to which it is a party. A true and correct copy of the articles of organization of Seller, as amended to date, has been delivered to Buyer and is in full force and effect as of the Effective Date.

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4.2         Execution; Validity of Agreement; Due Authorization. This Agreement and each Transaction Document to which Seller is a party has been duly executed and delivered by Seller, and this Agreement and each Transaction Document to which Seller is a party constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws and general equitable principles. The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations hereunder have been duly authorized by all necessary corporate action on the part of Seller.

4.3         Consents and Approvals; No Violations.

(a)          Except as set forth on Schedule 4.3, none of the execution, delivery or performance of this Agreement or any Transaction Document by Seller, the consummation by Seller of the transactions contemplated hereby or thereby, or the compliance by Seller with any of the provisions hereof or thereof will (a) require (i) any filing with or notice to any Governmental Authority or other Person, (ii) the obtaining of any Permit or (iii) the expiration or termination of any statutory or regulatory waiting period, (b) conflict with or result in a violation or breach of, or default under, any provision of the articles of organization, limited liability company operating agreement or other organizational documents of Seller, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or require any payment) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Seller is a party or by which Seller or any of Seller’s properties or assets is bound, (d) conflict with or violate any Applicable Laws or Governmental Orders applicable to Seller, or (e) result in the creation of any Encumbrances other than Permitted Encumbrances upon any of the Assets. No other Person has any preemptive rights, options or any other right to acquire the Assets or any portion of the Assets.

(b)          Seller shall have received all Required Consents.

4.4         Investment Representations.

(a)          Seller understands that the securities being provided as consideration hereunder are not being registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof.

(b)          Seller understands that (i) the Securities are “restricted securities” under applicable securities laws which provide, in substance, that such shares of stock may only be disposed of pursuant to an effective registration statement under the Securities Act and applicable state securities laws or an exemption from such registration, (ii) the Buyer has no obligation or intention to effect any registration of the shares of the Securities, (iii) the Buyer may endorse any certificates representing the Securities with a legend describing the restrictions referenced in clause (i) of this Section 4.4(b), and (iv) a stop-transfer order may be placed against transfer of such Securities as necessary to ensure compliance with the Seller Lock-up Agreement or with the applicable state and federal securities laws.

(c)          Seller represents that, both at the time that it was offered the Securities and upon the execution of this Agreement, it is an accredited investor, as defined in Rule 501 of Regulation D promulgated under the Securities Act.

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(d)          Seller represents that it is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling them or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of the Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of the Securities in violation of the Securities Act or any applicable state securities law; provided, however, Seller does intend to distribute the Securities to the Members without value. Seller represents that it, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Seller is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment. Seller represents that it has read and understands the Risk Factors set forth in Buyer’s latest Annual Report on Form 10-K for the fiscal year ended May 31, 2016. Seller acknowledges that it has had the opportunity to review all of Buyer’s reports as filed with the Securities and Exchange Commission and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Buyer concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about Buyer and their respective financial conditions, results of operations, businesses, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that Buyer possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Seller acknowledges and agrees that neither the Buyer, nor any of its representatives, has provided Seller with any information or advice with respect to the Securities except as set forth herein, nor is such information or advice necessary or desired. None of the Buyer, nor any of its representatives, has made or makes any representation or warranty to the Buyer with respect to the Securities except as set forth herein. In connection with the issuance of the Securities to Seller, none of the Buyer nor any of its representatives has acted as a financial advisor or fiduciary to Seller. Seller is not acquiring the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

4.5         The Assets. Prior to giving effect to the transactions contemplated herein, except as set forth on the Schedules or disclosures related to the Acquisition:

(a)          With respect to the owned Assets, except as set forth on Schedule 4.5(a), Seller is the exclusive, true and lawful owner of all right, title, and interest in and to the Assets and has good and valid title thereto.

(b)          The Assets are all of the assets and properties used in connection with the conduct of the Business and are sufficient to operate the Business as presently operated. All such Assets (including leasehold interests) are free and clear of Encumbrances, except for Permitted Encumbrances.

(c)          The Assets have not been the subject of any action and, there is no action pending, asserted or, to the Seller’s Knowledge, threatened by or against Seller concerning the ownership, use of, misappropriation, or licensed right to use, any of the Assets.

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(d)          All of the inventors, authors or creators of any of the Assets who are employees of, or independent contractors hired by, Seller have assigned their rights in the Assets to the Seller, except with respect to engineering plans and work product provided to Seller by a third party as an instrument of service for which Seller received only the right and license to use such plans for the specific project for which they were provided by such third party. No such inventor of any of the Assets is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of the Assets, and, to the extent that any Asset has been conceived, developed or created for Seller by any other Person, Seller has executed valid and enforceable written agreements with such Person with respect thereto transferring to Seller the entire right, title and interest therein and thereto by operation of law or by valid written assignment, except with respect to engineering plans and work product provided to Seller by a third party as an instrument of service for which Seller received only the right and license to use such plans for the specific project for which they were provided by such third party.

(e)          There are no inventors of the Intellectual Property Assets other than the named inventors of the Intellectual Property Assets. There are no asserted or, to the Seller’s Knowledge, unasserted claims of ownership of the Assets by any Person other than the named owners of the Assets, and all such rights of Seller are being transferred to Buyer pursuant to this Agreement.

(f)           All documents, agreements, prototypes, models, product samples, books, notebooks, certificates, licenses, files and any other diligence materials that Seller has provided to Buyer in connection with Buyer’s evaluation of the Assets are true, correct in all material respects and complete originals (if originals were provided by Seller) or copies of such materials.

(g)          Seller owns or has the right to use all Software used in the Business, and Seller is hereby transferring all such rights as part of the Assets.

(h)          Schedule 4.5(h) lists all registrations of Intellectual Property used in the Business. To the Seller’s Knowledge, all such registrations are in good standing and Seller owns all right, title and interest in and to the Intellectual Property assets used in the Business free and clear of Encumbrances other than Permitted Encumbrances. Any Encumbrances or assignments of Intellectual Property shall have been cleared prior to the Closing, and proof of such clearance shall be provided to Buyer. Except as set forth in Schedule 4.5(h), none of the Seller, the Assets or the Business as currently or formerly owned, licensed or used, have infringed, violated or misappropriated the Intellectual Property of any Person. To the Seller’s Knowledge, no person or entity has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Intellectual Property assets included in the Assets.

4.6         Litigation. Except as set forth on Schedule 4.6, there are no Actions, pending or to the Seller’s Knowledge threatened against or by Seller (a) relating to or affecting the Business, the Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. There is no judgment, Governmental Order, injunction, decree or award (whether rendered by a court, administrative agency or by arbitration) to which Seller is a party.

4.7         Employees.

(a)          As of the date of this Agreement, Seller employs the Persons listed on Schedule 4.7(a) hereto in operating the Business. The (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate (as of the last fiscal year); (v) commission, bonus or other incentive-based compensation (as of the last fiscal year); and (vi) a description of the fringe benefits provided (as of the last fiscal year), for each such Person, are listed on Schedule 4.7(a).

(b)          Except as set forth in Schedule 4.7(b), as of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses, other than amounts due in the Ordinary Course of Business.

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(c)          There are no written employment agreements with any Employees that are not terminable on the giving of reasonable notice in accordance with Applicable Law. To the Seller’s Knowledge, no Employee is in violation of any term of any employment contract, confidentiality or other proprietary information disclosure agreement or any other contract relating to the right of any such Person to be employed by, or otherwise perform services for, Seller.

(d)          No Employee or former employee of the Seller or of any prior owner of the Assets has any right or claim to any of the Assets.

(e)          Seller has never maintained any Employee Plan which has been subject to title IV of ERISA or Code Section 412 or ERISA Section 302. No assets or liabilities with respect to the Employees shall be transferred as a result of this Agreement from any Employee Plan to any plan maintained by the Buyer.

(f)           Seller has received no notice that any person who could be classified as an employee under applicable law has not been so classified, and the Seller has made all applicable withholding tax payments with respect to each person and has maintained all applicable unemployment, disability, workers’ compensation and other required insurance policies with respect to such individuals.

(g)          Seller is not, and has not been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three years, any Union representing or purporting to represent any employee of Seller, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Business.

(h)          Seller is and has been in compliance with all Applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against Seller pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under Applicable Laws.

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4.8         Contracts. The Transferred Contracts are the material contracts, agreements and commitments, whether written or oral, of Seller used in the Business, other than the Excluded Assets. Seller has previously delivered to Buyer a correct and complete copy of each such written Transferred Contract of Seller used in the Business (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement of Seller used in the Business. Each such agreement is legal, valid, binding, enforceable, and in full force and effect, except as enforceability may be limited by bankruptcy laws and general equitable principles. Seller is not in breach or default under such agreements, and, no event has occurred which with notice or lapse of time would constitute a breach or default by Seller of such agreements, or permit termination, modification, or acceleration, under such agreements. There is no agreement, order, or other instrument binding upon the Seller or the Business which restricts or prohibits the Business from competing with any other Person, from engaging in any business or from conducting activities in any geographic area, or which otherwise restricts or prohibits the conduct of the Business. There are no material disputes pending or, to the Seller’s Knowledge, threatened under any Transferred Contract.

4.9         Bankruptcy. Seller (i) has not committed nor does it currently intend to commit any act of bankruptcy, (ii) will not be insolvent upon the effectiveness of the Closing, (iii) has not proposed nor currently intends to propose a compromise or arrangement to its creditors generally, (iv) has not had nor currently intends to have any petition for a receiving order in bankruptcy filed against it, (v) has not made nor currently intends to make a voluntary assignment in bankruptcy, (vi) has not initiated nor intends to initiate any proceeding to have itself declared bankrupt or wound-up, (vii) has not initiated nor intends to initiate any proceeding to have a receiver appointed to any part of its assets, (viii) has not had any creditor take nor currently anticipates that any creditor will take possession of any of its property, and (ix) has not had any of the foregoing become enforceable nor currently anticipates that any of the foregoing will become enforceable upon any of its property or the Assets.

4.10       Compliance with Laws; Permits.

(a)          The Seller has been and is in compliance with all Applicable Laws, Permits, judgments, decrees, and reporting requirements applicable to the Business and the Assets. Not in limitation of the foregoing, the Seller has filed all tax returns for any periods prior to the Closing that are required to be filed. Such tax returns are or will be true, complete and correct in all material respects. All Taxes due and owing by Seller (whether or not shown on any tax return) have been, or will be, timely paid. Seller has withheld and paid each tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, owner or other party, and complied with all information reporting and backup withholding provisions of Applicable Law, and has otherwise complied with all employment laws, including maintaining all workers compensation insurance, unemployment insurance and disability insurance. Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(b)          The Seller has all Permits from Governmental Authorities required for the operation of the Business and the ownership of the Assets, each of which will be in full force and effect on the Closing Date. All such Permits are set forth on Schedule 4.10(b) attached hereto. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 4.10(b). Except as set forth on Schedule 4.3, no registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers or other actions of any kind are required by virtue of the assignment to the Buyer of the Permits which are intended to be transferred to the Buyer as noted on Schedule 4.10(b).

4.11       Financial Statements and Other Information.

(a)          The following financial statements of the Seller (the “Financial Statements”) have previously been delivered to Buyer: (i) reviewed statement of operations, statement of stockholders’ equity, statement of cash flows, and a balance sheet of the Seller as of and for the years ended December 31, 2014 and December 31, 2015, and (ii) unaudited statement of operations and balance sheet as of and for the twelve-month period ending December 31, 2016. Such financial statements have been prepared by Seller consistent with the historical practices of Seller. Such Financial Statements of the Seller fairly present in all material respects the financial position and results of operations and cash flows of the Seller as at the dates and for the periods presented therein.

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(b)         The Business has no liabilities, except the Assumed Liabilities and the Excluded Liabilities and (i) those liabilities reflected, disclosed or reserved against on the Financial Statements referenced in Section 4.11(a) above, (ii) liabilities resulting from the obligations set forth in this Agreement and the other Transaction Documents, and (iii) liabilities incurred in the Ordinary Course of Business since December 31, 2016 and which are not, in the aggregate, material in amount.

4.12       Absence of Certain Changes. Except as otherwise set forth on Schedule 4.12(a), since December 31, 2016, Seller has operated the Business in the Ordinary Course of Business and except as disclosed in the Schedules or in connection with the Acquisition, there has not been any:

(a)          event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)          imposition of any Encumbrances upon any of the Assets, except for Permitted Encumbrances or Encumbrances to be satisfied at Closing;

(c)          increase in the compensation of any Key Employees, except pursuant to the terms of written agreements or plans currently in effect, payment or agreement to pay or increase in or agreement to increase any pension, retirement allowance, severance or other employee benefit not already required or provided for under any existing plan, agreement or arrangement to any Key Employee, and except as required by Applicable Law, change in any respect to any such plan, agreement or arrangement;

(d)          transfer, assignment, grant, sale or other disposition of (i) any of the Assets shown or reflected in the Financial Statements, except for the sale of inventory in the Ordinary Course of Business (including by way of any non-cash dividends, distributions on or in respect of, or redemptions of, any of Seller's capital stock) or (ii) any Intellectual Property related to the Business, except for abandonments of applications or registrations made in the Ordinary Course of Business;

(e)          material damage, destruction or loss, or any material interruption in use, of any Assets, whether or not covered by insurance;

(f)           cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Assets;

(g)          adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution involving the Seller or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law involving the Seller;

(h)          material change in cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits involving the Seller;

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(i)           material change in any method of accounting or accounting practice for the Business, except as required by generally accepted accounting principles (“GAAP”) or as disclosed in the notes to the Financial Statements;

(j)           entry by Seller into any Contract outside the Ordinary Course of Business;

(k)          acceleration, termination, material modification to or cancellation of any Transferred Contract or License;

(l)          declaration or payment of any dividends or distributions on or in respect of any of Seller’s capital stock or redemption, purchase or acquisition of Seller’s capital stock;

(m)         incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business consistent with past practice; or

(n)          any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing involving the Seller.

4.13       Taxes. Except as set forth on Schedule 4.13(a):

(a)          Seller has, in respect of the Assets, timely filed or will timely file (taking into account available extensions of time to file), all Tax Returns required to be filed by it through the date hereof with the appropriate Governmental Authority. Each such Tax Return is true, complete and correct in all respects and completed in compliance with applicable legal requirements. Seller has timely paid and discharged all Taxes with respect to the Assets, whether or not shown as due and owing on such Tax Returns. Seller has withheld, collected and paid over to the appropriate taxing authority, or is properly holding for such payment, all Taxes required by Law to be withheld or collected.

(b)          Neither the Seller nor any of its subsidiaries is or has been a party to or bound by (i) any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement, or (ii) any offer in compromise, closing agreement, gain recognition agreement or other agreement with any Governmental Authority with respect to Taxes. No Tax ruling has been applied for or received by the Company or any of its subsidiaries.

(c)          (i) Neither the Seller nor any of its subsidiaries is or has been a party to or the subject of, and to Seller’s Knowledge there is no pending or threatened, claim, demand, cause of action, suit, arbitration, inquiry, hearing, investigation, request for information or filings, audit, examination, disputes, proposed adjustment or proceeding (whether administrative, regulatory or otherwise, or whether oral or in writing) with respect to Taxes relating to the Seller or its subsidiaries (“Tax Claim”), (ii) the Seller has no knowledge that any Tax Claim is being contemplated, and (iii) there are no matters under discussion by the Seller with any Governmental Authority with respect to the liability of the Seller or any of its subsidiaries with respect to Taxes. All deficiencies claimed, proposed or asserted or assessments made against the Seller or any of its subsidiaries as a result of any Tax Claim of which Seller has Knowledge have been fully paid, and no rationale underlying a Tax Claim has been asserted previously by any Governmental Authority that reasonably could be expected to be asserted in any other period.

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(d)          Seller has not waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a material tax assessment or deficiency.

(e)          There is no Encumbrance for Taxes upon any of the Assets nor is any taxing authority in the process of imposing Encumbrances for Taxes on any of the Assets (other than for Permitted Encumbrances).

(f)           Seller (i) is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b)(1) (or any analogous provision of state, foreign or local Tax Law), and (ii) has not taken a reporting position on a Tax Return that, if not sustained, would be reasonably likely to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of U.S. state, U.S. local or foreign Tax Law), without regard to any disclosure thereof.

(g)          None of the Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

4.14       Books and Records. To the Seller’s Knowledge, all books and records of the Seller relating to the Business and the Assets, including, but not limited to, records and lists of past, present or prospective customers, suppliers, or personnel, marketing plans, sales literature and promotional literature and other books, ledgers, files, reports, operating records, and records relating to the Assumed Liabilities are accurate and have been maintained in a manner consistent with customary industry practices and in compliance with Applicable Law. All financial and accounting books, ledgers and accounts of the Seller relating to the Business, the Assets and the Assumed Liabilities have been accurately kept and completed in all material respects, and do not contain any material inaccuracies or discrepancies.

4.15       Data Room. To Seller’s Knowledge, all information and documentation contained in the electronic data room prepared by the Seller, to which Buyer has been provided access, is true and accurate and correctly reflects the subject matter to which it relates, as well as the Business.

4.16       Consents and Approvals. Except for the Consents listed on Schedule 4.16, no consents or notices to, or filings, registrations, or qualifications with any Person or Governmental Authority and no consents or waivers from, or notices to, any other party are required for the consummation by Seller of the transactions contemplated by this Agreement and the other Transaction Documents.

4.17       Broker’s Fee. Except for The Capital Corporation, no agent, broker, investment banker, firm, or other Person, acting on behalf of Seller or any of its Affiliates, or under the authority of Seller or any of its Affiliates, is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee or expense, directly or indirectly, in connection with any of the transactions contemplated by this Agreement or any of the other Transaction Documents.

4.18       Insurance. Schedule 4.18 sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since December 31, 2014. There are no claims related to the Business, the Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies.

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4.19       Environmental Matters.

(a)          The operations of Seller with respect to the Business are in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the Business, any: (i) Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)          There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business which could reasonably be expected to result in an Environmental Claim against Seller, or a violation of Environmental Law by Seller.

(c)          Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

4.20       Disclosure. No representation or warranty by Seller in this Agreement or in any other schedule, exhibit, list, certificate or document delivered pursuant to this Agreement, contains or will contain at Closing any untrue statement of material fact or omits or will omit to state any material fact necessary to make any statement herein and therein not misleading.

5.	Representations and Warranties of the Buyer.

The Buyer hereby represents and warrants to the Seller as follows, and the Seller, in agreeing to consummate the transactions contemplated by this Agreement, has relied upon such representations and warranties:

5.1         Organization, Good Standing and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the power and authority to execute, deliver and perform its obligations under this Agreement and each other Transaction Document to which it is a party, to own and operate its properties and to carry on its business as currently conducted and as proposed to be conducted, and Buyer maintains all material licenses, certificates and permits from Governmental Authorities necessary for the conduct of its business.

5.2         Authorization. The execution and delivery of this Agreement and each other Transaction Document to which Buyer is a party, and the issuance of the Securities and other actions contemplated hereby, have been duly authorized by all requisite corporate action on the part of the Buyer. The Buyer has the power and authority to consummate the transactions on its part contemplated hereby, none of which will constitute any violation or breach of its Certificate of Incorporation and By-Laws.

5.3         Enforceability; No Violations. This Agreement and each other Transaction Document to which Buyer is a party constitutes the legal, valid and binding obligation of the Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws and general equitable principles. Neither the execution and delivery of this Agreement nor the consummation of the transactions herein by the Buyer constitutes a violation or breach of Applicable Law or any provision of any contract or instrument to which the Buyer is a party or by which it is bound, or any order, writ, injunction, decree or judgment applicable to it, or constitute a default (or would but for the giving of notice or lapse of time or both, constitute a default) under any contract or instrument to which the Buyer is a party or by which it is bound.

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5.4         No Conflicts. The execution, delivery and performance by the Buyer of this Agreement and each other Transaction Document to which Buyer is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby will not (i) conflict with or result in a violation of any provision of the Buyer’s certificate of incorporation or by-laws, or (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or instrument to which the Buyer is a party, or (iii) result in a material violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and regulations of any self-regulatory organizations to which Buyer or its securities are subject) applicable to Buyer or by which any property or asset of Buyer is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect). Buyer is not in violation of its certificate of incorporation, by-laws or other organizational documents and is not in default (and no event has occurred which with notice or lapse of time or both could put Buyer in default) under, and Buyer has not taken any action or failed to take any action that would give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Buyer is a party or by which any property or assets of Buyer is bound or affected. All consents, authorizations, orders, filings and registrations which Buyer is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof.

5.5         SEC Documents; Financial Statements. Buyer is subject to the reporting requirements of the 1934 Act. Buyer is current on its reporting obligations with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”). As of their respective dates, any reports filed within the last three fiscal years, as amended, complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to such documents, and none of such reports, as amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of Buyer included in Buyer’s documents filed with the SEC complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles, consistently applied, during the periods involved and fairly present in all material respects the consolidated financial position of Buyer as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

5.6         Absence of Litigation. There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of Buyer, threatened against or affecting Buyer, or its officers or directors in their capacity as such, that could have a Material Adverse Effect.

5.7         Internal Accounting Controls. Buyer maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.8         Foreign Corrupt Practices. Neither Buyer, nor any director, officer, agent, employee or other person acting on behalf of Buyer has, in the course of his actions for, or on behalf of, Buyer, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

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5.9         No Investment Company. Buyer is not an “investment company” required to be registered under the Investment Company Act of 1940 (an “Investment Company”). Buyer is not controlled by an Investment Company.

5.10       No Disqualification Events. With respect to Securities to be offered and sold hereunder in reliance on Rule 506(b) under the Securities Act, none of Buyer, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of Buyer participating in the transaction hereunder, any beneficial owner of 20% or more of the Buyer’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Buyer in any capacity at the time of sale (each, a “Covered Person” and, together, “Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). Buyer has exercised reasonable care to determine whether any Covered Person is subject to a Disqualification Event. Buyer has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to Seller a copy of any disclosures provided thereunder.

5.11       Broker’s Fee. No agent, broker, investment banker, firm, or other Person, acting on behalf of Buyer or any of its Affiliates, or under the authority of Buyer or any of its Affiliates, is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee or expense, directly or indirectly, in connection with any of the transactions contemplated by this Agreement or any of the other Transaction Documents.

5.12       Disclosure. No representation or warranty by Buyer in this Agreement or in any other schedule, exhibit, list, certificate or document delivered pursuant to this Agreement, contains or will contain at Closing any untrue statement of material fact or omits or will omit to state any material fact necessary to make any statement herein and therein not misleading.

6.	Transfer Restrictions and Voting Matters.

6.1         Seller covenants and agrees that during the Restricted Period (as hereinafter defined), it will use Reasonable Efforts to cause all of the Securities beneficially owned by it, not to be voted (i) against or withheld, as the case may be, from voting in respect of all those persons nominated and publicly recommended to serve as directors of Buyer by the Board of Directors or the management of Buyer (as the case may be), and (ii) with respect to any other action, proposal or matter to be voted on by the stockholders of Buyer (including through action by written consent), against the public recommendation of the Board of Directors. For greater certainty, the Seller may abstain from voting in any matter to be voted on by the stockholders of the Buyer. The restrictions set forth in this Section 6 shall expire on the day following the six-month anniversary of the Closing Date (the “Restricted Period”).

6.2         The Seller covenants to Buyer that no transfer of the Securities (including, but not limited to, distribution by the Seller of the Securities to the Member) shall be made during the Restricted Period unless exempt from the registration requirements under the Securities Act and in compliance with all other applicable securities Laws.

6.3         At Closing, Seller shall enter into the Seller Lock-Up Agreement attached hereto as Exhibit 6.3, which shall be binding on any transferee of the Securities until the Seller Lock-Up Agreement is terminated.

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7.	Covenants.

7.1          Covenants of Buyer.

(a)          Prior to Closing Date. Between the Effective Date and the Closing Date, Buyer hereby covenants and agrees that it will, except as otherwise approved in advance in writing by the Seller:

(i)       Confidentiality. Buyer shall not publish nor disclose and shall not authorize or permit any of its officers, employees, directors, agents or representatives or any third party to publish or disclose any trade secrets or other confidential information or any data or business or financial books, records or other information of or pertaining to Seller or the Assets, which have been furnished to Buyer by Seller or to which Buyer has had access during any investigation made in connection with this Agreement and which is not otherwise available to Buyer on a non-confidential basis, except as required by Law and by or in connection with any public or private equity or debt transaction.

(ii)       Advise of Changes. Buyer shall promptly advise Seller in writing of any fact that, if known at the Effective Date, would have been required to be set forth or disclosed pursuant to this Agreement, or which would result in the breach in any material respect by Buyer of any of its representations, warranties, covenants or agreements hereunder.

(iii)       Publicity. Except as required by Law, Buyer shall not publicize, advertise or announce to any third party the entering into of this Agreement, the terms of this Agreement or the transactions contemplated hereby.

(iv)       Investigation. Buyer shall use reasonable efforts to conduct its investigation of the Assets in such a manner as to prevent disruption of the relations with the employees, customers, suppliers and licensors of Seller.

(v)       Restricted Communications. Buyer shall not have any communications with Sellers’s customers, clients, employees, or vendors, whether written or verbal, before the Closing without the Seller’s written permission.

(b)         After Closing Date.

(i)       Anti-Dilution. If and whenever during the 120 days after the Closing Date, the Buyer issues or sells any shares of Common Stock (excluding shares of Common Stock deemed to have been issued or sold by the Buyer in connection with any Excluded Securities) for a consideration per share (the “New Issuance Price”) less than the per share Common Stock Purchase Price, then the Buyer shall issue to the Seller such number of shares of Common Stock equal to the difference between (i) the quotient of the aggregate of the Common Stock Purchase Price divided by the New Issuance Price, rounded up to the next whole share, and (ii) the Buyer Stock Consideration.

(ii)       Conversion of Buyer Preferred Stock Note. Promptly following the Closing Date, Buyer shall initiate the actions required for the automatic conversion of the Buyer Preferred Stock Note into the Buyer Preferred Stock. Buyer estimates that all required actions can be completed within sixty days following the Closing Date, and Buyer covenants to work diligently to accomplish all such actions in order to complete the conversion of the Buyer Preferred Stock Note into the Buyer Preferred Stock within such period of time.

7.2         Covenants of Seller. Between the Effective Date and the Closing Date, Seller hereby covenants and agrees that it will, in connection with the Business and the Assets, except as otherwise approved in advance in writing by the Buyer:

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(a)          Conduct of Business. Except for (i) reductions in the number of employees (provided, however, that Seller may not terminate any Key Employees except for those Key Employees that are terminated by the Seller for cause or who leave voluntarily), (ii) as expressly and specifically contemplated by this Agreement, or (iii) as otherwise consented to in writing by the Buyer (which written consent may not be unreasonably withheld, conditioned or delayed), from the date hereof through the Closing, the Seller shall use Reasonable Efforts to conduct the Business in all material respects in the Ordinary Course of Business, in substantially the same manner as heretofore conducted and use its Reasonable Efforts to preserve intact the Assets and the Business and Seller’s relationship with its customers, suppliers, creditors and employees. Without limiting the foregoing, during the period from the date hereof through the Closing, Seller shall, and shall cause its subsidiaries to, with respect to the Assets, the Assumed Liabilities or the Business:

(i)         preserve and maintain all Licenses required for the conduct of the Business as currently conducted or the ownership and use of the Assets;

(ii)        pay the debts, Taxes and other obligations of the Business when due;

(iii)       continue to collect accounts receivable in a manner consistent with past practice, without accelerating or discounting such accounts receivable;

(iv)       maintain the properties and assets included in the Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(v)        continue in full force and effect without modification all insurance policies, except as required by applicable Law;

(vi)       defend and protect the properties and assets included in the Assets from infringement or usurpation;

(vii)      perform all of its obligations under all Transferred Contracts;

(viii)     maintain the books and records of the Business in accordance with past practice;

(ix)       comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Assets; and

(x)        not take and not permit any action that would cause any of the changes, events or conditions described in Section 4.12 to occur.

(b)         Access. The Buyer and its authorized representatives, at its sole expense, shall have reasonable access during normal business hours upon prior arrangement with the Seller to all properties, books, records, contracts and documents of the Seller in connection with the Assets and Assumed Liabilities; and the Seller shall furnish or cause to be furnished to the Buyer and its authorized representatives all reasonable information with respect to the Assets and Assumed Liabilities as the Buyer may reasonably request. In the event of the termination of this Agreement, all such information shall remain confidential and shall not be used by the Buyer, its officers, directors, employees, partners, members or agents, and all copies thereof shall be returned to the Seller. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

(c)         Contracts and Commitments. The Seller shall not enter into any contract, commitment or transaction outside of the Ordinary Course of Business which is to be in the Business without the prior written consent of the Buyer.

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(d)         Sale of Assets. The Seller will not sell or dispose of, or agree to sell or dispose of, any of the Assets outside of the Ordinary Course of Business without the prior written consent of the Buyer.

(e)         Liabilities. The Seller will not, and will not agree to, create any indebtedness or any other fixed or contingent liability in connection with the Assets, including, without limitation, liability as a guarantor or otherwise with respect to the obligations of others.

(f)          Insurance. All present insurance insuring the Assets, wherever located, will be maintained by the Seller in all respects.

(g)         No Default. The Seller shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any material contract, commitment or obligation by which it is bound in connection with the Assets.

(h)         Authorization from Others. Except as set forth on the Schedules hereto or in connection with the Acquisition, prior to the Closing Date the Seller shall have obtained all Required Consents.

(i)         Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. To the extent that Buyer delivers any material, non-public information to Seller, Seller hereby covenants and agrees that Seller shall have a duty of confidentiality with respect to, and a duty not to trade on the basis of, such material, non-public information.

(j)          Advise of Changes. Seller shall promptly advise Buyer in writing of any fact that, if known at the Effective Date, would have been required to be set forth or disclosed pursuant to this Agreement, or which would result in the breach in any material respect by Seller of any of its representations, warranties, covenants or agreements hereunder.

8.	Conditions Precedent to the Buyer’s Obligations at Closing.

All obligations of the Buyer under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions unless otherwise waived in writing or electronic communication by the Buyer:

8.1         Representations and Warranties. The Seller’s representations and warranties contained in this Agreement or in any list, certificate or document delivered pursuant to the provisions hereof shall be true at and as of the time of Closing except (a) to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and complete on and as of such date; and (b) where the failure of the representations and warranties to be true and correct on the Closing Date does not have a Material Adverse Effect.

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8.2         Performance of Agreements. The Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

8.3         Consent to Transfer of the Transferred Contracts. Except as set forth on Schedule 8.3, Seller shall have delivered to Buyer executed copies of the Required Consents in form and substance reasonably acceptable to Buyer.

8.4         Adverse Change. There shall not have been a Material Adverse Effect to the Business or the Assets, whether covered by insurance or not.

8.5         Closing Deliveries. The Seller shall have delivered the documents and other items described in this Agreement. Seller shall also deliver possession of the Business and the Assets at Closing.

8.6         No Litigation. There shall not be any pending or, to Seller’s Knowledge, threatened Actions by or before any court, arbitrator, governmental body or agency which shall seek to restrain, prohibit or invalidate the transactions contemplated hereby or which, if adversely determined, would result in a breach of a representation, warranty or covenant of either party herein.

9.	Conditions Precedent to the Seller’s Obligations at Closing.

All obligations of the Seller under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions unless otherwise waived in writing or electronic communication by the Seller:

9.1         Representations and Warranties. The Buyer’s representations and warranties contained in this Agreement or in any list, certificate or document delivered pursuant to the provisions hereof shall be true at and as of the time of Closing.

9.2         Performance of Agreements. The Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

9.3         Adverse Change. There shall not have been a Material Adverse Effect to the Business, operations, securities or assets of Buyer, whether covered by insurance or not.

9.4         Closing Deliveries. The Buyer shall have delivered to the Seller the Purchase Price as described in Section 2 of this Agreement; and the Seller shall have received all the items to be delivered from Buyer under Section 3.3 of this Agreement.

9.5         No Litigation. There shall not be any pending or threatened Actions by or before any court, arbitrator, governmental body or agency which shall seek to restrain, prohibit or invalidate the transactions contemplated hereby or which, if adversely determined, would result in a breach of a representation, warranty or covenant of either party herein.

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10.	Survival and Indemnification.

10.1       Survival of Representations and Warranties. Subject to the limitations and provisions of this Agreement, the representations and warranties contained in Section 4, Section 5, and Section 6 of this Agreement shall survive the Closing and remain in full force and effect until the date that is eighteen (18) months from the Closing Date, except (i) as to any matter as to which a good faith claim has been submitted in writing to the other party describing the claim in reasonable detail before such date and identified as a claim for indemnification pursuant to this Section 10, (ii) as to any matter which is based successfully upon fraud or willful misrepresentation with respect to which the cause of action shall expire only upon expiration of the applicable statute of limitations, and (iii) as to any matter which is successfully based on a misrepresentation under Section 4.1, Section 4.2, Section 4.4, Section 4.5(a), Section 4.17, Section 5.1, Section 5.2, Section 5.3, Section 5.5 and Section 5.11 with respect to which the cause of action shall survive indefinitely.

10.2       Indemnification by the Seller. Subject to the other terms and conditions of this Section 10, Seller shall at its own cost and expense indemnify, hold harmless and, to the extent requested by the Buyer, defend the Buyer Indemnitees against, and reimburse such Buyer Indemnitees for, any and all losses of such Buyer Indemnitee arising out of, or to the extent relating to or in connection with:

(a)          any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, or in any certificate, ancillary agreement or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, any other Transaction Document or any certificate, ancillary agreement or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c)          any Excluded Asset or any Excluded Liability;

(d)          any claim relating to the Seller’s or its Affiliates’ failure to pay any withholding Taxes to the Internal Revenue Service or to any state Tax authority, or any failure of Seller to pay any unemployment benefits or Taxes, other than as a result of the Buyer’s failure; or

(e)          any third party claim based upon, resulting from or arising out of the Business, operations, properties, assets or obligations of Seller (other than the Assumed Liabilities) conducted, existing or arising prior to the Closing Date.

The matters set forth in Sections 10.2(c), (d) and (e) above shall be referred to as the “Specific Indemnity Matters.”

10.3       Indemnification by the Buyer. Subject to the other terms and conditions of this Section 10, the Buyer shall, at its own cost and expense indemnify, hold harmless and, to the extent requested by the Seller, defend the Seller Indemnitees against, and reimburse such Seller Indemnitees for, any and all losses of such Seller Indemnitee arising out of, or to the extent relating to or in connection with:

(a)          any inaccuracy in or breach of any of the representations or warranties of the Buyer contained in this Agreement, or in any certificate, ancillary agreement or instrument delivered by or on behalf of the Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

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(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Buyer pursuant to this Agreement, any other Transaction Document or any certificate, ancillary agreement or instrument delivered by or on behalf of the Buyer pursuant to this Agreement;

(c)          any Assumed Liability; or

(d)          any Liability based upon, resulting from or arising out of the Business or the ownership of the Assets by the Buyer on or following the Closing Date.

10.4       Indemnification Procedures.

(a)          Promptly upon receipt of a Claim, an Indemnified Party will notify the Indemnifying Parties in writing of the circumstances of the Claim and will keep the Indemnifying Parties apprised of any material changes in the circumstances of the Claim. The delay or failure to give such written notice will not relieve any Indemnifying Party of any Liability to the Indemnified Parties except to the extent that the failure to provide notice results in the failure of actual notice and such Indemnifying Party is materially damaged as a result of such failure.

(b)          The Indemnifying Parties will be entitled to participate in, and to assume fully, the defense of any third party Claim with counsel approved by the Indemnified Parties. The Indemnified Parties will give the Indemnifying Parties reasonable information and assistance, at the Indemnifying Parties’ expense, in connection with the defense of such Claim. If timely notice of a Claim is given to the Indemnifying Parties and the Indemnifying Parties do not give notice to the Indemnified Parties within fifteen (15) days after receipt of such written notice of the Indemnifying Parties’ intent to assume the defense, the Indemnifying Parties will be bound by any determination made in such proceeding or any compromise or settlement thereof effected by the Indemnified Parties.

(c)          The Indemnified Parties will have the right to employ a single counsel and to participate in the defense of such Claim, but the fees and expenses of such counsel will be at the expense of the Indemnified Parties unless: (i) the employment of counsel by the Indemnified Parties has been authorized by the Indemnifying Parties; or (ii) the Indemnifying Parties have not in fact employed counsel to assume the defense of the Claim within a reasonable time following receipt of the written notice given pursuant to this Section 10.4, or (iii) there exists, in the Indemnified Parties’ good faith judgment, based on the advice of outside legal counsel, a conflict of interest which, under applicable principles of legal ethics, could reasonably be expected to prohibit a single legal counsel from representing both the Indemnified Parties and the Indemnifying Parties in such proceeding.

(d)          Subject to the terms of Section 10.4(c), after notice to the Indemnified Parties of the assumption of defense by the Indemnifying Parties, the Indemnifying Parties will have no Liability to the Indemnified Parties for any fees or costs subsequently incurred by Indemnified Parties in such defense (except for fees and costs incurred in responding to requests for assistance from the Indemnifying Parties). No compromise or settlement of a claim binding on the Indemnified Parties will be effected by the Indemnifying Parties without the consent of the Indemnified Parties, which consent will not be unreasonably withheld.

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10.5       Limitations. Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be liable for indemnification under this Agreement (except in the case of the Specific Indemnity Matters) unless and until the aggregate amount of all such losses incurred by Buyer Indemnitees exceeds $100,000, at which point Seller shall be liable for indemnification under this Agreement for all amounts in excess of the $100,000 threshold. Each Indemnified Party waives, on behalf of itself and its affiliates, any right to multiply actual damages or recover consequential, indirect, special, punitive or exemplary damages (including, without limitation, damages for lost profits or loss of business opportunity) arising in connection with or with respect to the indemnification provisions hereof. Each Indemnified Party entitled to indemnification hereunder shall take reasonable steps to mitigate losses after becoming aware of any event which could reasonably be expected to give rise to any losses that are indemnifiable or recoverable hereunder. Seller shall not be liable for damages in excess of the Indemnification Cap (as defined below). The “Indemnification Cap” shall mean $2,000,000. The Indemnification Cap shall not be applicable to a breach of the representations or warranties set forth in Section 4.1, Section 4.2, Section 4.4, Section 4.5(a), Section 4.16, nor to the Specific Indemnity Matters; provided, however, that the indemnification obligations of the Seller with respect to any such provisions shall not exceed an amount equal to the Cash Consideration plus 50% of the Buyer Stock Consideration.

10.6       Exclusive Remedies. The parties acknowledge and agree that their sole and exclusive remedy with respect to losses and any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 10. Nothing in this Section 10.6 shall limit any Indemnified Party’s right to seek and obtain any equitable relief to which any Indemnified Party shall be entitled or to seek remedy for losses on account of any party's fraudulent, criminal or willful misconduct, provided the other party is not also in breach of this Agreement or any other agreement or understanding contemplated herein or related to the Acquisition.

10.7       Set-Off. Upon the resolution of any Claim resulting in the obligation of the Seller to pay any amount to Buyer, the amount due to Buyer for such Claim shall (i) be offset against any interest and other amounts then due to Seller under the Buyer Preferred Stock Note, and after all such amounts then due Seller are exhausted or in the event the Buyer Preferred Stock Note has already been converted to Buyer Preferred Stock, then (ii) be offset against any outstanding principal balance of the Buyer Preferred Stock Note, and after the Buyer Preferred Stock Note is satisfied in full or in the event the Buyer Preferred Stock Note has already been converted to Buyer Preferred Stock, then (iii) be offset against any amount then due to Seller as payment due for the Buyer Preferred Stock, and after all such amounts then due Seller are exhausted, then (iv) be used to redeem shares of the Buyer Preferred Stock then held by Seller or its owners, at a rate equal to the greater of the Preferred Stock Purchase Price or the fair market value of such shares assuming conversion to the Buyer’s Common Stock at the designated rate, and in the event all such Buyer Preferred Stock is redeemed, then (v) be offset against any interest and other amounts then due to Seller under the Buyer Note, and after all such amounts then due Seller are exhausted, then (vi) be offset against any outstanding principal balance of the Buyer Note, and after the Buyer Note is satisfied in full, then (vii) Seller shall satisfy such remaining amount in cash.

11.	Exclusivity; Termination.

11.1       Exclusivity. Seller agrees that, beginning on the Effective Date and continuing through the earlier of the Closing Date or May 1, 2017, unless terminated earlier in accordance with the provisions of this Section 11, Buyer shall have a period of exclusivity. During such period, Seller will not, and will cause its respective directors, officers, employees, representatives, agents and affiliates not to, directly or indirectly, solicit or initiate or enter into discussions or transactions with, or provide any information to, any person, corporation, partnership or other entity or group (other than Buyer and its designees) concerning the sale of the Assets.

11.2       Termination by Seller. This Agreement may be terminated by Seller if Seller is not in material breach thereof, upon written notice to Buyer, upon the occurrence of any of the following:

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(a)          In the event Closing does not occur on or before May 1, 2017.

(b)          If, on the date that would otherwise be the Closing Date, Seller shall have notified Buyer in writing that one or more of the conditions precedent to the obligations of Seller set forth in Section 9 of this Agreement have not been satisfied or waived in writing by Seller and such failure to satisfy such condition precedent remains unsatisfied for a period of thirty (30) days after the date that would have been the Closing Date.

(c)          If, on the date that would otherwise be the Closing Date, there is in effect any judgment, decree, or order that would prevent or make unlawful the Closing.

(d)          If Buyer has failed to cure any material breach of any of its representations, warranties, covenants or obligations under this Agreement within ten (10) days after Buyer received written notice of such breach from Seller (except in the case of Buyer’s failure to pay the Purchase Price on the Closing Date, for which case there shall be no cure period).

11.3       Termination by Buyer. This Agreement may be terminated by Buyer, if Buyer is not in material breach, upon written notice to Seller, upon the occurrence of any of the following:

(a)           If, on the date that would otherwise be the Closing Date, Buyer shall have notified Seller in writing that one or more of the conditions precedent to the obligations of Buyer set forth in Section 8 of this Agreement have not been satisfied or waived in writing by Buyer and such failure to satisfy such condition precedent remains unsatisfied for a period of thirty (30) days after the date that would have been the Closing Date.

(b)          If, on the date that would otherwise be the Closing Date, there is in effect any judgment, decree or order that would prevent or make unlawful the Closing.

(c)          If Seller has failed to cure any material breach of any of its representations, warranties or covenants under this Agreement within ten (10) days after Seller has received written notice of such breach from Buyer.

12.	Obligations After the Closing Date.

12.1       Non-Competition; Non-Solicitation.

(a)          The Seller does hereby covenant and agree to and with the Buyer that it will not, either directly or indirectly, in any capacity whatsoever, whether as a principal, agent, owner, partner, consultant, shareholder or otherwise, own, operate, or be engaged in the operation of, or have any financial or other interest or otherwise be commercially involved in, any business operation, whether a proprietorship, partnership, joint venture or a private or public company, or otherwise carry on or engage in, a solar energy engineering, procurement and construction business (the “Competitive Business”) for the period commencing on the Closing Date and continuing for a period of three (3) years following the Closing Date (the “Non-Compete Period”); provided, however, that nothing in the foregoing covenant shall be read or construed as a prohibition against the Seller or its Affiliates from (i) owning the Securities and being involved in the Buyer, (ii) purchasing or obtaining options to purchase stocks, shares, bonds, debentures or term notes or other securities convertible into voting shares of any public company provided that the number of voting shares or securities convertible into voting shares of a public company which carries on a business which is the same or substantially similar to the Competitive Business shall not exceed two percent (2%) of the total number of issued and outstanding voting shares of the said public company, (iii) taking any and all actions necessary to complete and close-out the Excluded Projects, or (iv) continuing to own and operate Brandywick, LLC and its business as historically conducted. For the absence of doubt, the restrictions in this Section 12, shall not extend to any officer, director, employee, owner, noteholder, or agent of Seller, other than those (i) who shall continue under an employment agreement to be officers, directors or employees of the Buyer after the Closing Date, or (ii) who sign a separate letter agreement in connection with the closing. However, the terms of any employment agreement or separate letter agreement shall govern so that this provision shall not be applicable in such case.

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(b)         The Seller does hereby further covenant and agree that it will not during the Non-Compete Period for the purpose of soliciting any business that is or will be a Competitive Business:

(i)        call upon, canvass, take away or solicit, or attempt to call upon, canvass, take away or solicit, any customer with whom the Business has had an agreement or Contract, or with whom the Business or the Buyer is in negotiations for the purpose of offering any services or products relating to the Buyer’s business;

(ii)       disclose or attempt to disclose to any Person, the name or address of or any information relating to any past or present customer or supplier of the Business or the Buyer; or

(iii)       advise or attempt to advise any of the customers or suppliers of the Business or the Buyer or potential customers with whom the Business or the Buyer is in negotiations, to withdraw, curtail or cancel business with the Business or the Buyer.

Notwithstanding the above, subject to the terms of this Agreement, nothing in the foregoing covenant shall be read or construed as a prohibition against the Seller or its Affiliates from (i) taking any and all actions necessary to complete and close-out the Excluded Projects, or (ii) continuing to own and operate Brandywick, LLC and its business as historically conducted.

(c)          The Seller does hereby further covenant and agree that it will not, during the Non-Compete Period, directly or indirectly, solicit for employment, hire or initiate contact directly or indirectly with any employee, independent contractor, officer, director, or executive of the Buyer (including any Employee of Seller who is hired by Buyer at the Closing) for the purpose of offering him or her employment, either directly or indirectly, with any Person other than the Buyer; provided, however that Seller is not prohibited from (i) any advertisement or general solicitation that is not targeted at any specific employee, independent contractor, officer, director, or executive of the Buyer, (ii) employment of any person who the Seller can demonstrate contacted the Seller of his or her own initiative without any direct or indirect solicitation (other than general solicitations described in the foregoing clause (i)) by or encouragement from the Seller or (iii) the solicitation or employment of persons who have not been employed by the Buyer for a period of one year.

(d)          Seller acknowledges and agrees that the restrictions contained in this Section 12.1 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement and the Transaction Documents. Without limiting the generality of Section 16.6, the Seller acknowledges and agrees that in the event that any covenant contained in this Section 12.1 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court or arbitrator or competent authority is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law, in keeping with the intention of the Parties to give effect to the provisions of this Section 12.1 to the maximum extent permitted by Law.

(e)       Without limiting the generality of Section 12.1, the Seller acknowledges and agrees that a breach or threatened breach of this Section 12.1 would give rise to irreparable harm to Buyer and the Business, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction without any requirement to post bond.

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12.2       Further Assurances. At the reasonable request of either party from time to time, the Seller and Buyer will execute and deliver such further reasonable instruments and will take such other reasonable action more effectively to consummate the transactions contemplated by this Agreement and to put the Buyer into ownership, possession and control of all the Assets to the exclusion of all others whose claims may have arisen prior to the Closing Date.

13.	Employment and Employee Benefit Arrangements.

13.1       Employment. Buyer agrees that effective as of the Closing Date it will extend an offer to immediately hire and employee all of Seller’s employees, with all such employees receiving base compensation from Buyer at least equal to the base compensation that they are receiving from Seller immediately prior to the Closing Date.

13.2       Benefits. The Seller will remain and shall be solely responsible for all payments and obligation to all Seller’s employees in the Business while they are employed by the Seller, and the Seller shall comply with all applicable legal requirements in connection therewith. From and after the Closing Date, Buyer will have no responsibility, duty or liability with respect to any employee benefit plans of the Seller that are in effect on the date hereof.

14.	Fees and Expenses.

14.1       Representation and Indemnity with Respect to Brokers. Each party hereby represents and warrants to the other that it has not engaged or dealt with any broker or other person who may be entitled to any brokerage fee or commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby, except for the Seller’s retention of The Capital Corporation. Without limiting the generality of the foregoing, each of the parties hereto shall indemnify and hold the other harmless against any and all claim, loss, liability or expense which may be asserted against such other party as a result of such first mentioned party’s dealings, arrangements or agreements with any such broker or person.

14.2       Expenses of the Transaction. Each party hereto shall pay its own expenses incidental to the preparation of this Agreement and the consummation of the transactions contemplated hereby; provided, however, at the Closing Buyer shall pay to Seller the fees and expenses of Seller’s counsel in connection with the Acquisition in an amount not to exceed seventy-five thousand dollars ($75,000).

14.3       Sales, Transfer and Documentary Stamps. The Seller and the Buyer shall share equally all sales, transfer and documentary taxes or stamps, if any, due as a result of the transfers of the Assets to the Buyer hereunder.

15.       Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the fourth business day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 15):

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(a) if to Seller: SolBright Renewable Energy, LLC 701 East Bay Street, Suite 302 Charleston, SC 29403 E-mail: phassell@solbrightre.com Attention: Patrick Hassell	(b) if to Buyer: 211 Warren Street, Suite 320 Newark, NJ 07103 E-mail: tmdefranco@arkadosgroup.com Attention: CEO with copies (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

1320 Main Street, 17th Floor

Columbia, SC 29201

E-mail: dan.fritze@nelsonmullins.com

Attention: Daniel J. Fritze, Esq.

with copies (which shall not constitute notice) to: LKP Global Law, LLP 1901 Avenue of the Stars, Suite 480 Los Angeles, CA 90067 E-mail: mcrone@lkpgl.com Attention: Mark Crone, Esq.

16.	Miscellaneous.

16.1       Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York for agreements to be wholly performed therein, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

16.2       Assignment. This Agreement shall not be assignable by either party without the prior written approval of the other party. To the extent assignable, this Agreement shall be binding upon, and inure to the benefit of, the Buyer and its successors and assigns and the Seller and its successors and assigns.

16.3       Headings for Reference Only. The section and paragraph headings in this Agreement are for convenience of reference only and shall not be deemed to modify or limit the provisions of this Agreement.

16.4       No Publicity. No press releases or public disclosures, either written or oral, of the transactions contemplated by or concluded under this Agreement, shall be made without the prior knowledge and written consent of the Buyer and Seller, except as may be required by Law.

16.5       Entire Agreement and Amendment; Waiver. This document contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior or contemporaneous agreements, understandings, representations and warranties between the parties, and may not be amended except by written instrument executed by the duly authorized officers of the parties hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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16.6       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

16.7       Further Assurances. From and after the date of this Agreement, upon the request of Buyer or Seller, the Seller and Buyer, as applicable, shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement. If at any time it is necessary that a party be furnished with additional information, documents or records in order properly to prepare or support its tax returns or other documents or reports required to be filed with governmental entities or otherwise for any purpose in connection with the performance or discharge by the parties of their obligations hereunder, and such information, documents or records are in the possession or control of the other party, such other party agrees to use all reasonable efforts to timely furnish or make available such information, documents or records (or copies thereof) to the requesting party at the requesting party’s sole cost and expense.

16.8       Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

16.9       Execution in Counterparts; PDF Signatures. This Agreement may be executed in .pdf format, which shall be deemed an original, and Seller and Buyer may become a party hereto by executing a counterpart of this Agreement. The parties hereto further agree that transmission to the other party of this Agreement with its portable document format (.pdf) signatures shall bind the party transmitting this Agreement by (.pdf) in the same manner as if such party’s original signature had been delivered.

16.10       Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a Law means such Law as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

16.11       Representation by Counsel. Each of the parties acknowledged that they have been represented by legal counsel in the negotiation and execution of this Agreement.

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*** SIGNATURES APPEAR ON FOLLOWING PAGE ***

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IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be executed and delivered effective as of the day and year first above written.

ARKADOS GROUP, INC.

By:	/s/ Terrence DeFranco
Name:	Terrence DeFranco
Title:	Chief Executive Officer

SOLBRIGHT RENEWABLE ENERGY, LLC

By:	/s/ Patrick Hassell
Name:	Patrick Hassell
Title:	Managing Director

[Signature Page to Asset Purchase Agreement]

Schedule 1.1

Definitions

The “Acquired Records” shall mean all (a) lists, records and other information of the Seller pertaining to suppliers and customers of the Business, (b) lists, records and other information of the Seller pertaining to accounts, personnel and referral sources related to the Business, (c) all drawings, plats, specifications, reports, studies, plans, books, ledgers, files, documents, manuals, correspondence, business and accounting records of every kind (including all financial, business and marketing plans) and other materials of, or maintained for, the Business, (d) advertising, marketing and promotional materials related to the Business, and (e) all other printed or written materials, in each case owned by the Seller, in any form or medium, related to the Business.

“Acquisition” shall mean the transaction referred to in the Agreement.

“Action” shall mean any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, a Person shall be deemed to control another Person if such Person owns or has dispositive power over, directly or indirectly, more than twenty five percent (25%) of the voting equity interests of the other Person; provided, however, following the Closing the Seller shall not be considered an Affiliate of Buyer for any reason under this Agreement.

“Agreement” shall mean the Asset Purchase Agreement between Buyer and Seller dated as of the Effective Date.

“Applicable Law” shall mean, with respect to any Person, any federal, state, local, municipal, foreign or other Law, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by any Governmental Authority that applies to such Person, its business and its properties.

“Assets” shall mean those assets being acquired by Buyer pursuant to the terms of the Agreement as set forth in Section 1.1 of the Agreement and Schedules 1.1(a)-1.1(i) thereof.

The “Assigned Rights” shall mean the Seller Names and any other trademark owned or purported to be owned by the Seller and/or its Affiliates used in the Business, and any goodwill or rights in the Seller Names.

“Assumed Liabilities” shall mean liabilities of the Seller purchased and assumed by the Buyer pursuant to the terms of the Agreement.

The “Business” shall mean the Seller’s solar engineering, procurement and construction businesses.

“Business Leases” shall mean hardware and software leased by the Seller and utilized in the Business.

“Business Rights” shall mean hardware and software owned by the Seller and utilized in the Business, plus Business Leases.

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“Buyer” shall mean Arkados Group, Inc., a Delaware corporation.

“Buyer Note” shall mean that certain Senior Secured Convertible Promissory Note in the amount of $2,000,000, dated as of the Closing Date, to be issued to Seller as a portion of the Purchase Price in the Acquisition.

“Buyer Preferred Stock” shall mean the 4,000,000 shares of the Buyer’s Series A 4% Convertible Preferred Stock, par value $0.0001 per share, to be issued to Seller after the Closing and upon conversion of the Buyer Preferred Stock Note.

“Buyer Preferred Stock Note” shall mean that certain Convertible Promissory Note in the amount of $6,000,000, dated as of the Closing Date to be issued to Seller as a portion of the Purchase Price in the Acquisition, that is convertible into the Buyer Preferred Stock.

“Buyer Stock Consideration” shall mean the 4,000,000 shares of Common Stock, to be issued to Seller as a portion of the Purchase Price in the Acquisition.

The “Buyer Indemnitees” shall mean the Buyer, its affiliates and their respective representatives, successors and assigns for the purpose of indemnification as provided in Section 10 of the Agreement.

“Cash Adjustment” shall have the meaning set forth in Section 2.6 of the Agreement.

“Cash Consideration” shall mean the amount as set forth in Section 2.1(i) of the Agreement.

“Certificate of Designation” shall mean the Certificate of Designation for the Buyer’s Series A 4% Convertible Preferred Stock, to be filed prior to the Closing by Buyer with the Secretary of State of Delaware in the form of Exhibit A attached hereto.

A “Claim” shall mean information indicating that a right to indemnification may arise under the Agreement.

The “Closing” shall mean the closing of the Acquisition, subject to the terms and conditions set forth in the Agreement.

“Closing Date” shall mean the date of the Closing, scheduled to be no later than May 1, 2017.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the Buyer’s common stock, par value $0.0001 per share.

“Common Stock Purchase Price” shall mean, with respect to each share of the Buyer Stock Consideration, $1.00, and with respect to all of such shares, $4,000,000 in the aggregate.

“Consulting Agreement” shall mean the consulting agreement to be entered into between Buyer and Seller, in substantially the form attached hereto as Exhibit 1.3.

“Contract” shall mean any agreement, note, arrangement, mortgage, indenture, lease, deed of trust, license, plan, instrument or other contract of Seller.

“Effective Time” shall mean 12:01 AM on the Closing Date.

The “Employees” shall mean the employees currently employed by Seller.

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“Employee Plan” shall mean each employee benefit plan that has been maintained by Seller which constitutes an “employee pension benefit plan” under ERISA.

“Encumbrance” shall mean any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Employee Benefit Plan” shall mean each “employee benefit plan” (including each “employee benefit plan” as defined in ERISA § 3(3)), profit sharing, deferred compensation, bonus, stock option, stock purchase, vacation pay, holiday pay, pension, retirement plans, medical and any other form of compensation or benefit plan, program or arrangement of any kind regardless of whether any such plan is written or oral or provided under an employment, collective bargaining or other similar arrangement maintained or contributed to by Seller or any of its Affiliates or with respect to which Seller or any of its Affiliates have any Liability.

”Environmental Claim” shall mean any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, or Release of, any Hazardous Materials; or (b) material non-compliance with any Environmental Law.

”Environmental Law” shall mean any Applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.

“Equipment” shall mean the Seller’s equipment relating to the Business being acquired by Buyer pursuant to the terms of the Agreement as listed on Schedule 1.1(e) of the Agreement.

“Excluded Assets” shall mean those assets of Seller not being sold to the Buyer as specifically referenced in Section 1.3 of the Agreement.

“Excluded Liabilities” shall mean those liabilities of Seller as referenced in Section 1.6 of the Agreement.

“Excluded Projects” shall mean the projects of Seller referenced on Schedule 1.3(b) of the Agreement.

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“Excluded Securities” shall mean any Common Stock issued or issuable: (a) in connection with any employee benefit plan which has been approved by the board of directors of the Buyer, pursuant to which the Buyer’s securities may be issued to any employee, officer or director for services provided to the Buyer, (ii) pursuant to the terms of the Transaction Documents, and (iii) upon exercise of any rights, warrants or options to subscribe for or purchase shares of Common Stock or any securities convertible thereto or exchangeable therefor, which are outstanding on the day immediately preceding the Closing Date.

“Governmental Authority” shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or similar governing entity.

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” shall mean: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

The “Indemnified Party” shall mean the party making a claim under Section 10 of the Agreement.

The “Indemnifying Party” shall mean the party against whom claims are asserted under Section 10 of the Agreement.

“Intellectual Property” shall mean means all of the following with respect to the Business: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents (whether utility or design), patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, designs, shapes, configurations, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, along with all moral rights and benefits of waivers thereof, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, recipes, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation, and (g) all other proprietary rights.

“Key Employees” shall mean those employees listed on Schedule 3.2(j).

“Knowledge” or words of similar import (e.g. “knowledge,” “known,” or “aware”) with respect to any individual, shall mean the actual or constructive knowledge of such individual, after due inquiry. “Knowledge” of a corporation shall mean the actual or constructive knowledge of any member of the board of directors or any officer of the corporation, after due inquiry.

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“Law” shall mean all laws, statutes, rules, regulations, ordinances and orders of any Governmental Authority.

“Liability” shall mean any liability, obligation, responsibility or commitment of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licenses” shall mean all of the Seller’s authorizations issued by any regulatory authority or agency for the Business.

“Material Adverse Effect” shall mean any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or, with respect to Seller, the assets of the Business or the value of the Assets, and with respect to Buyer, the assets of the business of Buyer or the value of the assets of Buyer; provided, however, the term “Material Adverse Effect” shall not include any event, occurrence, fact condition or change resulting solely from (i) the outbreak or escalation of war, hostilities or terrorist activities, or natural disasters or any escalation or change in the foregoing either in the United States or abroad, (ii) changes with a significant negative affect on the economy generally, (iii) compliance with the terms and conditions of, or the taking of any action required or contemplated by, this Agreement, or (iv) the announcement of this Agreement or the pendency of the transactions contemplated hereby, or (b) the ability of the respective party to consummate the transactions contemplated hereby on a timely basis.

“Materials” shall mean any existing inventory of brochures, stationery, labels, business cards, forms, promotion and advertising materials, signage or any other materials in the possession of Seller bearing the Seller Names post-closing.

“Members” shall mean Patrick Hassell and Andrew Streit, the sole members of the Seller as of the Effective Date and as of the Closing.

“Non-Compete Period” shall mean thirty-six (36) months following the Closing Date.

A “Notice” shall mean any notice, communication, demand or other writing required or permitted to be given, made or accepted by any party to this Agreement.

“Ordinary Course of Business” shall mean, in respect of any Person, the ordinary course of such Person’s business, as conducted by such Person in accordance with past practice (including with respect to frequency and amount) and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in this Agreement or any Transaction Document.

“Permit” shall mean any permit, application, notice, waiver, qualification, license, import licenses, export license, franchise, consent, certificate, certificate of occupancy, order, exemption, registration, filing, authorization, approval or registration issued by any regulatory authority or agency.

“Permitted Encumbrances” shall mean (i) statutory liens for current Taxes, assessments or other governmental charges not yet due or the amount or validity of which is being contested in good faith by appropriate proceedings, and (ii) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances arising or incurred in the Ordinary Course of Business securing amounts that are not yet due and payable, that are not material to the business, operations and financial condition of property of Seller so encumbered and that are not resulting from a breach, default or violation by Seller or any of its Affiliates of any Contract or Law.

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“Person” shall mean and includes any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or any Governmental Authority or any department, agency or political subdivision thereof.

“Preferred Stock Purchase Price” shall mean, with respect to each share of the Buyer Preferred Stock, $1.50.

“Purchase Price” shall mean the total purchase price to be paid by Buyer to Seller for the Assets, consisting of the Cash Consideration, Buyer Note, Buyer Stock Consideration, Buyer Preferred Stock Consideration, the Assumed Liabilities and, if applicable, the Cash Adjustment.

“Reasonable Efforts” shall mean the good faith efforts that a reasonably prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as reasonably possible, but without the requirement of incurring any material out-of-pocket expenses (other than such party’s own legal or accounting fees) or of conceding any legally enforceable rights in connection therewith.

“Release” shall mean any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” shall mean, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Period” shall have the meaning set forth in Section 6.1 of the Agreement.

“Required Consents” shall mean those consents set forth on Schedule 3.2(e) of the Agreement.

“Schedules” shall mean the disclosure schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Securities” shall mean, collectively, the Buyer Note, Buyer Stock Consideration, Buyer Preferred Stock Note and Buyer Preferred Stock.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall mean SolBright Renewable Energy, LLC, a South Carolina limited liability company.

The “Seller Indemnitees” shall collectively mean Seller, and as requested by Seller, its Affiliates and representatives, successors and assigns for the purpose of indemnification as provided in Section 10 of the Agreement.

“Seller Lock-Up Agreement” shall mean the lock-up agreement to be executed by Seller, in the form attached hereto as Exhibit 6.3.

“Seller Names” shall mean the name “SolBright Renewable Energy, LLC.” and all other derivative or other names filed with respect thereto.

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“Seller Projects” shall mean those projects of Seller being acquired by Buyer pursuant to the terms of this Agreement, as listed on Schedule 1.1(a) of the Agreement.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement required to be filed with any taxing authority.

“Taxes” shall mean all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Transaction Documents” shall mean this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.

The “Transferred Contracts” are all of the material contracts, agreements and commitments, whether written or oral, of Seller listed in Schedule 1.1(h) that are used by Seller in the Business.

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